Exhibit 99.1

Heritage Bank Acquires Banking Operations of Cowlitz Bank of Longview, Washington

Olympia, WA, July 30, 2010/ PRNewswire/ — Heritage Financial Corporation (“Company”) (Nasdaq: HFWA) announced that its subsidiary, Heritage Bank, has acquired the banking operations of Cowlitz Bank, Longview, Washington. Cowlitz Bank, including its division Bay Bank, was closed today by the Washington Department of Financial Institutions, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. To protect the depositors, the FDIC entered into a purchase and assumption agreement with Heritage Bank to assume the banking operations of Cowlitz Bank. No holding company assets or liabilities were acquired by Heritage Bank in the transaction.

“We are pleased to welcome the customers and employees of Cowlitz Bank and Bay Bank to the Heritage Bank family, and we want to assure depositors that they are banking with an exceptionally strong financial institution,” said Brian L. Vance, President and Chief Executive Officer, Heritage Financial Corporation. “Customers will be able to conduct business as usual at their existing branch locations with their familiar banking associates. We anticipate a smooth transition and look forward to working with the Cowlitz Bank and Bay Bank teams, who have effectively delivered financial services to their Northwest markets for many years.”

The FDIC and Heritage Bank entered into a modified whole bank loss-share transaction to acquire approximately $280 million of Cowlitz Bank’s assets and approximately $350 million in deposits. The FDIC excluded non-performing loans, other real estate owned and most brokered deposits from the transaction. As a result, Heritage Bank purchased only performing loans in the approximate amount of $152 million. The acquired loans (other than consumer loans) are subject to 80% loss coverage by the FDIC.

Heritage Bank participated in a competitive bid process with the FDIC. The accepted bid included a 1% deposit premium (excluding brokered and market place deposits) and a negative bid of $8.8 million on net assets acquired. Heritage Bank received regulatory approval to exercise trust powers and will continue to operate the Trust Division of Cowlitz Bank.

Mr. Vance added, “The acquisition of Cowlitz Bank, including its Bay Bank division, complements our growth strategies along the I-5 corridor from Portland to Seattle. We look forward to our continued expansion in these and other markets.”

Cowlitz Bank’s Longview location will open as Heritage Bank during normal hours on Saturday from 9:00 a.m. to 1:00 p.m. All eight other Cowlitz Bank locations, including its Bay Bank division, will open during regular business hours as Heritage Bank offices on Monday, August 2, 2010. This acquisition increases Heritage Bank’s network to 23 locations throughout Washington and Oregon. Deposits will continue to be insured by the FDIC up to the maximum permitted by law.

Heritage Bank is working closely with Cowlitz Bank and Bay Bank branch personnel to ensure that customers will be able to conduct business as usual, with full access to deposits, loans, ATM/Debit cards, online banking, automatic bill pay service and other electronic banking services. Checks drawn on Cowlitz Bank and Bay Bank will continue to be processed. Loan customers should continue to make their payments as they normally would.

Heritage Bank expects to convert Cowlitz Bank and Bay Bank’s banking operations to the Heritage Bank brand over the next several months. Heritage Bank representatives are on-site at all former Cowlitz Bank and Bay Bank locations to assist in the transition, address customer needs and begin integrating operations. For additional information, customers can also visit www.heritagebankwa.com or call the Heritage Bank customer service center at 800-455-6126.

Module 1 – Whole Bank w/ Loss Share – P&A	The Cowlitz Bank
Version 2.07	Longview, Washington
June 10, 2010